September 7, 2007

Robert Haefling

Dear Robert,

We are pleased to offer you an “at-will” employment opportunity with Genesis Microchip Inc. (“Genesis” or the “Company”) as Senior Vice President/General Manager, DisplayPort, reporting to Elie Antoun. You should note that the Company may modify job titles, salaries and benefits, among other things, from time to time as it deems necessary. However, your salary and benefits would only be reduced as part of a company-wide program where similarly situated executives are treated in the same manner. The terms of our offer of employment are outlined below.

Your starting monthly gross salary will be $22,500 payable in accordance with the Company’s normal payroll practice (currently salary is paid semi-monthly), less applicable withholding taxes. In addition, you will receive a $60,000 sign-on bonus (subject to applicable tax withholding) payable within ninety (90) days of commencing employment. If you should voluntarily terminate your Genesis employment prior to completing one year of service, 100% of the sign-on bonus would be fully repayable to Genesis, and will be due on your date of termination.

You will also be eligible for participation in our Executive Bonus Plan for our Fiscal Year 2008, which commenced on April 1, 2007. Any bonus earned under the Plan will be prorated based upon your date of hire. You will receive additional information on our FY2008 Executive Bonus Plan shortly after joining the Company, and in all respects will be subject to the terms and conditions of such Bonus Plan.

Furthermore, subject to the approval of the Board of Directors, you will be offered an option to purchase 144,000 shares of Genesis common stock under our 1997 Employee Stock Plan (copy attached) with an exercise price equal to the fair market value of our common stock on the date of grant (the “Initial Option”). Please be aware that your stock option, RSU and other compensation information may be publicly disclosed pursuant to SEC and/or NASDAQ regulations. Your Initial Option is expected to be approved on or about the second Thursday of the month after your date of hire, pursuant to the Company’s current stock option granting process. The Initial Option will vest over 4 years from the date of grant, with 25% of the shares subject to the option vesting at the end of 12 months of employment, and 1/36 of the remaining shares subject to the option vesting each month thereafter over the subsequent 36 months, subject to your continued employment with Genesis through the applicable vesting date. You will be informed when the Initial Option has been approved by the Board of Directors, and the details of the Initial Option, including the exercise price.

Confidential	Page 2	11/8/2007

In addition, and subject to the approval of the Board of Directors, you will be granted 12,000 Restricted Stock Units (the “Initial RSUs”) under our 1997 Employee Stock Option Plan, amended as of September 19, 2005 (copy attached), to be settled in shares of Genesis common stock on the vesting date with a purchase price of $0.001 per share, which will be considered paid with past services rendered. The Initial RSUs will vest over 4 years from the date of grant, with 25% of the RSUs vesting at the end of 12 months of employment, and your remaining unvested RSUs vesting yearly in equal amounts over the next three (3) years, subject to your continued employment with Genesis through the applicable vesting date. A tax withholding requirement may apply at the time RSUs vest. Your Initial RSUs are expected to be approved on or about the second Thursday of the month after your date of hire, pursuant to the Company’s current stock option granting process. You will be informed when the Initial RSUs have been approved by the Board of Directors.

You will also be eligible to receive a Change of Control Severance Agreement at the "Tier 2" level for senior executives (copy attached).

As a condition of your employment with us, you must sign our Confidentiality Agreement, Code of Business Conduct and Ethics, and Insider Trading Policy. We have enclosed these documents herewith and would ask that you sign and return them, along with one copy of your acceptance of our offer, to Human Resources in the Alviso office. You may not begin employment with us until we receive a signed copy of these documents and a signed acceptance of this offer of employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and in performing your duties for the Company, you will not in any way utilize any such information.

Your employment with Genesis is at-will. This means that neither you nor Genesis has entered into a contract regarding the duration of your employment. You are free to terminate your employment with Genesis at any time, with or without reason. Likewise, Genesis has the right to terminate your employment, or otherwise discipline, transfer, demote you or otherwise alter the terms and conditions of your employment at any time, with or without cause, and with or without notice, at the discretion of Genesis.

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To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Confidentiality Agreement, any other agreements relating to proprietary rights between you and the Company and all other documents referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by you and approved by our Board of Directors.

This offer of employment will terminate if it is not accepted, signed and returned to Paula Ewanich, our Vice President of Human Resources via facsimile to (408) 986-9653, by 5:00 p.m. California time on Friday, September 14, 2007, and is contingent upon the Company's completion of a background and reference check, the results of which are satisfactory to the Company, and your commencing employment with us no later than October 15, 2007.

If you should have any questions, please feel free to contact us. We look forward to your joining the Genesis team!

Yours truly,
GENESIS MICROCHIP INC.

/s/ Elie Antoun
Elie Antoun
Chief Executive Officer

/s/ Robert Haefling	September 12, 2007
Acceptance Signature: Robert Haefling	Date

Start Date:	November 1, 2007